Exhibit 10.2

Execution

SECOND OMNIBUS AMENDMENT

Dated as of May 26, 2006

Among

ELECTRONIC ARTS REDWOOD LLC,

as Lessee,

ELECTRONIC ARTS INC.,

as Guarantor,

SELCO SERVICE CORPORATION

(doing business in California as “Ohio SELCO Service Corporation”),

as Lessor,

THE VARIOUS LIQUIDITY BANKS PARTY HERETO,

as Liquidity Banks,

and

KEYBANK NATIONAL ASSOCIATION,

as Agent

SECOND OMNIBUS AMENDMENT

This SECOND OMNIBUS AMENDMENT (this “Amendment”) is entered into as of May 26, 2006 among, ELECTRONIC ARTS REDWOOD LLC, a Delaware limited liability company, as Lessee (the “Lessee”); ELECTRONIC ARTS INC., a Delaware corporation, as Guarantor (the “Guarantor”); SELCO SERVICE CORPORATION, an Ohio corporation (doing business in California as “Ohio SELCO Service Corporation”), as Lessor (the “Lessor”); each of the liquidity banks party hereto (each, a “Liquidity Bank” or, sometimes referred to as a “Purchaser” and collectively, the “Liquidity Banks” or sometime referred to as the “Purchasers”); and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Appendix A to the Participation Agreement dated as of December 6, 2000 (as amended, supplemented, restated or otherwise modified from time to time, the “Participation Agreement”) among certain of the parties party hereto, and the rules of interpretation set forth in such Appendix shall apply to this Amendment.

WITNESSETH:

WHEREAS, the parties hereto wish to amend the Operative Documents to extend (a) the Maturity Date for the Notes to July 16, 2007, and (b) the Lease Termination Date to July 16, 2009 (subject to the terms hereof); and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Operative Documents. (a) From and after the Amendment Effective Date, Section 15.17 of the Participation Agreement is hereby amended in its entirety and restated as follows:

“Section 15.17. Request for Extension of Maturity Date; Replacement of Non-Consenting Purchasers”

(a) If, three (3) months prior to the Maturity Date, the stated maturity date of the Notes is still scheduled to occur prior to the Lease Termination Date, the Lessee on behalf of the Lessor shall, not later than the date occurring three (3) months prior to the then effective Maturity Date, request that the holder or holders of the Notes extend the then stated Maturity Date of the Notes (1) for an additional one (1) year period, to July 16, 2008, and (2) thereafter, if the stated Maturity Date of the Notes is still scheduled to occur prior to July 16, 2009, for a second additional one (1) year period, to July 16, 2009. In the event any holder or holders of the Notes elect not to extend such stated Maturity Date in such holder’s or holders’ sole discretion, the Lessee (i) may procure an Eligible Assignee for such Note(s) upon the same terms and conditions as are set forth in Section 4.7 of the Participation Agreement pertaining to Affected Parties, (ii) without prejudice to its ability to exercise the Remarketing Option, may, at its election, (A) purchase (or the Guarantor or any of its Affiliates may purchase) Note(s) in the principal

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amount equal to the Maximum Recourse Amount (which Lessor, Lessee and Guarantor agree is $105,446,439.38) from the holders thereof on or prior to such stated Maturity Date (such Notes, the “Guarantor Notes”) at a purchase price of par together with all accrued and unpaid interest and fees, expenses and other amounts payable in connection therewith without recourse or representation or warranties of any kind and thereafter, the Maturity Date for such Guarantor Notes will be July 16, 2009 (or such earlier date as the Agent shall deliver notice of an Acceleration Event) and (B) require the Lessor to increase (and Lessor hereby agrees to increase) the Aggregate Equity Investment Commitment in an amount (such amount, the “Equity Increase”) equal to the difference between the then remaining outstanding principal balance of all Notes minus the then remaining outstanding principal balance of the Guarantor Notes (so that the sum of the principal amount of the Guarantor Notes plus the increase in the Aggregate Equity Investment Commitment equals the outstanding principal balance of all Notes at such time) and apply the Equity Increase to the discharge of the Notes that are not Guarantor Notes, or (iii) may elect to allow the Maturity Date to continue unchanged in which case the Lease Termination Date shall be the then stated Maturity Date and the provisions of Section 18.8 of the Master Lease shall apply. Lessee shall provide to Lessor and Agent written notice of which of the above options it elects. If the Lessee does not provide such notice then Lessee shall be deemed to have elected the option set forth in (iii) above.

(b) In the event Lessee, Guarantor or any of their Affiliates elects the option set forth in Section 15.17(a)(ii) above, the following provisions will apply:

(i) The proceeds of the purchase price for the Guarantor Notes will be applied in the following order of priority: first, for the purchase of such Notes from all Lenders that are not KeyBank National Association or one of its Affiliates, and second, for the purchase of such Notes from all Lenders that are KeyBank National Association or one of its Affiliates.

(ii) In the event of any acquisition by any of the Guarantor, Lessee or any of their Affiliates (herein, the “Guarantor Parties”) of the Guarantor Notes, the Guarantor Parties shall not have any voting rights pursuant to the Operative Documents as a Purchaser, Lessor Party or a Consenting Party. Without limiting the generality of the foregoing, with respect to calculating the voting percentage, any Guarantor Notes held by any Guarantor Party shall be treated as if the balance of the principal respecting such Guarantor Notes was zero dollars ($0) and shall not be counted for purposes of determining the Consenting Parties and in no event will the Guarantor be entitled to vote on matters requiring a unanimous vote. No purchase by the Guarantor Parties of the Guarantor Notes pursuant to this Section 15.17 shall permit (or be interpreted to permit) the Guarantor or the Lessee to offset or credit any amounts due to Guarantor as a holder of the Guarantor Notes against any obligations of the Lessee Parties under the Operative Documents (including without limitation the obligation of the Lessee to pay Rent).

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(iii) Upon the occurrence and during the continuation of any Lease Default or Lease Event of Default, the rights of any Guarantor Party to any and all amounts otherwise payable to such Guarantor Party (as the holder of the Guarantor Notes) pursuant to the Operative Documents shall be subordinated and deferred (and the rights of the Guarantor Parties to such amounts shall be voided without further action for the duration of any such Lease Default or Leave Event of Default) until such time as all amounts payable to all other Transaction Parties as of such time pursuant to any of the Operative Documents have been paid in full.

(b) From and after the Amendment Effective Date, the definition of “Maturity Date” contained in Appendix A to the Participation Agreement shall be and is hereby amended in its entirety and restated as follows:

“Maturity Date” means July 16, 2007.

(c) From and after the Amendment Effective Date, the definition of “Lease Termination Date” contained in Appendix A to the Participation Agreement shall be and is hereby amended in its entirety and restated as follows:

“Lease Termination Date” means the earliest of: (i) July 16, 2009; or (ii) the Maturity Date if the same is not extended pursuant to the terms of Section 15.17(a) of the Participation Agreement.

(d) From and after the Amendment Effective Date, the definition of “Maturity Date” contained in the first paragraph of each Note shall be and is hereby amended in its entirety and restated as follows:

“Maturity Date” means the earliest of: (i) July 16, 2007 subject to extension pursuant to Section 15.17 of the Participation Agreement; or (ii) such earlier date as the Agent shall deliver notice of an Acceleration Event.

(e) From and after the Amendment Effective Date, Section 2.3 of the Master Lease shall be and is hereby amended in its entirety and restated as follows:

“Section 2.3. Lease Term. The term of this Master Lease shall be for approximately eight and one-half (8 1/2) years (the “Lease Term”), unless earlier terminated pursuant to the terms hereof. The Lease Term shall commence on (and include) the initial Funding Date and end on (but exclude) the Lease Termination Date.”

(f) From and after the Amendment Effective Date, Section 18.3(a) of the Master Lease shall be and is hereby amended in its entirety and restated as follows:

“(a) Not later than one hundred eighty (180) days prior to the Lease Termination Date, the Lessee shall have given to the Lessor and the other Lessor Parties written notice (a “Remarketing Notice”) of the Lessee’s exercise of the Remarketing Option, which exercise shall be irrevocable.”

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(g) From and after the Amendment Effective Date, all references to “Maturity Date” contained in Sections 6.2, 18.1, 18.2 and 18.8 of the Master Lease shall be and are hereby amended to delete the same and substitute in lieu thereof “Lease Termination Date.”

Section 2. Representations and Warranties. The Lessee and the Guarantor each hereby represents and warrants to the Agent, the Purchasers and the Lessor that, as of the date hereof, (a) no Lease Default or Lease Event of Default has occurred and is continuing, and (b) the transactions contemplated by this Amendment and the other Operative Documents to which it is a party and the transactions contemplated hereby and thereby (i) are within its respective corporate authority and legal right, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which it is subject or any judgment, order, writ, injunction, license or permit applicable to it which could have a Material Adverse Effect, (iv) do not conflict with any provision of its corporate charter or bylaws of, or any agreement or other instrument binding upon it, (v) do not require any consent, approval or authorization of any Governmental Authority or any other Person not a party hereto and (vi) do not result in, or require the creation or imposition of, any Lien on any of its properties other than as contemplated by the Operative Documents.

Section 3. Ratification; Continuing Effectiveness. After giving effect to the amendments and agreements contained herein, the parties hereto agree that, as heretofore and herein amended, the Participation Agreement, the Master Lease and each of the Operative Documents (including, without limitation the Master Lease and Guaranty, but not including the Liquidity Documentation) shall remain in full force and effect and each of the agreements and obligations contained therein (as previously amended and as amended hereby) is hereby ratified and confirmed in all respects. After the Amendment Effective Date, all references to any of the Operative Documents contained in the Operative Documents shall refer to such Operative Document as amended hereby.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 5. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of California applicable to contracts made and to be performed entirely within such state.

Section 6. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 7. Further Assurances. The parties hereto shall take or cause to be taken from time to time all action reasonably necessary to assure that the intent of the parties hereunder

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is given effect. The parties hereto shall execute and deliver, or cause to be executed and delivered, to the other parties hereto from time to time, promptly upon request therefor, any and all other and further instruments that may be reasonably requested by any party hereto to cure any deficiency in the execution and delivery of this Amendment or any other Operative Document to which it is a party.

Section 8. Effectiveness. The amendments set forth in Section 1 above shall become effective as of the date hereof (the “Amendment Effective Date”) upon (a) the Agent’s receipt of counterparts of this Amendment executed by the Lessee, the Guarantor, the Agent, the Lessor and the Liquidity Banks, (b) the Agent’s receipt of satisfactory evidence as to proper authorization of the Lessee and the Guarantor to enter into the extensions contemplated hereby, and (c) the Lessee’s payment of all fees and expenses set forth in that certain letter agreement dated May 18, 2006 (and accepted by Lessee and Guarantor on May 22, 2006) by and among KeyBanc Capital Markets, Lessee and Guarantor.

[Signature Pages to Follow]

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This Amendment is entered into between us for the uses and purposes hereinabove set forth as of the date first above written

Lessee:	ELECTRONIC ARTS REDWOOD LLC, a Delaware limited liability company

	By	/s/ Glen Kohl
	Name	Glen Kohl
Its Senior Vice President

Guarantor:	ELECTRONIC ARTS INC.

	By	/s/ Ken Barker
	Name	Ken Barker
Its SVP, Chief Accounting Officer

Lessor:	SELCO SERVICE CORPORATION (doing business in California as “Ohio SELCO Service Corporation”)

	By	/s/ Donald C. Davis
Donald C. Davis
Its Vice President

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Agent:	KEYBANK NATIONAL ASSOCIATION, as Agent

	By	/s/ Kim A. Richmond
Kim A. Richmond
Its Portfolio Manager

Liquidity Bank:	KEYBANK NATIONAL ASSOCIATION

	By	/s/ Kim A. Richmond
Kim A. Richmond
Its Portfolio Manager

Liquidity Bank:	BARCLAYS BANK PLC

	By	/s/ Nicholas A. Bell
Nicholas A. Bell
Its Director

Liquidity Bank:	BNP PARIBAS

	By	/s/ Barry Mendelsohn
Barry Mendelsohn
Its Director

Liquidity Bank:	THE BANK OF NOVA SCOTIA

	By	/s/ Ajit Goswami
Ajit Goswami
Its Director

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